CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-175797 on Form N-2 of our report dated May 30, 2013, relating to the financial statements and financial highlights of Lazard Alternative Strategies 1099 Fund (the “Fund”) for the year ended March 31, 2013, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Princeton, New Jersey
October 15, 2013